Exhibit 8.1

_______________ ___, 2004	Duane Morris	FIRM and AFFILIATE OFFICES

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F.N.B. Corporation
One F.N.B. Boulevard
Hermitage, Pennsylvania 16148

Re:	Agreement and Plan of Merger pursuant to which NSD Bancorp, Inc. will merge with and into F.N.B. Corporation

Ladies and Gentlemen:

     We have acted as counsel to F.N.B. Corporation, a Florida corporation (“FNB”), in connection with the proposed merger (the “Merger”) of NSD Bancorp, Inc., a Pennsylvania corporation (“NSD”), with and into FNB, pursuant to the terms of and as described in that certain Agreement and Plan of Merger dated as of October 14, 2004 (the “Merger Agreement”) between FNB and NSD. At your request, and as contemplated by the Merger Agreement, we are rendering our opinion concerning certain federal income tax consequences of the Merger. Unless otherwise indicated, all capitalized terms used in this opinion have the same meaning as used in the Merger Agreement.

     For the purpose of rendering our opinion herein, we have conducted an examination of the Internal Revenue Code of 1986, as amended (the “Code”), and such other applicable laws, regulations, rulings, decisions, documents and records as we have deemed necessary. With respect to factual matters, we have relied upon the Merger Agreement, including, without limitation, the representations of the parties set forth therein, the Form S-4 Registration Statement (File No. 333-____________) filed with the Securities and Exchange Commission in connection with the transactions described herein (the “Form S-4”), and upon certain statements and representations made to us in certificates by officers of FNB and NSD (the “Representation Letters”), in each case without independent verification thereof. With

F.N.B. Corporation

_______________ ___, 2004

the consent of FNB, we have relied on the accuracy and completeness of the statements and representations contained in the Representation Letters, the Merger Agreement and the Form S-4 and have assumed that each will be complete and accurate as of the Effective Time. We have assumed that any representation or statement qualified by “to the best of knowledge” of the party making such representation or statement, or by any similar expression, is correct without such qualification. As to all matters in which a person or entity making a representation referred to above has represented that such person or entity either is not a party to, or does not have, or is not aware of, any plan, intention, understanding or agreement, we have assumed that there is in fact no such plan, intention, understanding or agreement with respect to such matters.

     For purposes of this opinion, we have assumed that (i) the Merger will be consummated according to the Merger Agreement and (ii) the Merger will qualify as a statutory merger under applicable state law.

     Based on the foregoing, and subject to the qualifications set forth below, we are of the opinion that under the Code the Merger will constitute a reorganization under Code Section 368(a), and FNB will be a party to the reorganization within the meaning of Code Section
368(b). In addition, although the discussion set forth in the Form S-4 Registration Statement under the heading “Material Federal Income Tax Consequences of the Merger” does not purport to discuss all possible United States federal income tax consequences applicable to the NSD shareholders as a result of the transactions provided for in the Merger Agreement, such discussion constitutes our opinion concerning the material federal income tax consequences applicable to the NSD shareholders as a result of the transactions provided for in the Merger Agreement.

     The opinion expressed herein is based upon our interpretation of existing legal authorities, and no assurance can be given that such interpretations would be followed if the exchange of shares contemplated by the Merger became the subject of administrative or judicial proceedings. Statements of opinion herein are opinions only and should not be interpreted as guarantees of the current status of the law, nor should they be accepted as a guarantee that a court of law or administrative agency would concur in such statement.

     Except as set forth above, we express no opinion with respect to the tax consequences of the Merger, including without limitation the state, local or foreign tax consequences of any aspect of the Merger.

     The opinion set forth herein is addressed only to, and may be relied upon only by, the addressees hereof, and only in connection with the transactions contemplated by the Merger Agreement, and are not to be used or relied upon by any other parties, or in connection with any other transactions, except with our prior written consent.

F.N.B. Corporation

_______________ ___, 2004

     We expressly consent to the filing of this opinion as an exhibit to the registration statement on Form S-4 filed by FNB with the Securities and Exchange Commission in connection with the Merger, and to the reference to this opinion in the proxy statement/prospectus contained in such registration statement.

Very truly yours, DUANE MORRIS LLP